PRESS RELEASE



CONTACT
Katherine Edwards                               Bryan Scanlon, Liz Marshall
AXENT Technologies, Inc.                        Schwartz Communications
Tel: (301) 670-3533                             Tel: (781) 684-0770
info@axent.com                                  bryans@schwartz-pr.com
                                                lizm@schwartz-pr.com

                              FOR IMMEDIATE RELEASE


       Stockholders Approve AXENT Technologies' Merger with Raptor Systems

      Creates One of the Largest Security Solution Providers and Unmatched
                  Enterprise Security Solutions from One Source

Rockville, MD--February 5, 1998--AXENT Technologies, Inc. (NASDAQ: AXNT), The SOURCE for Enterprise Security(TM), announced today that the merger agreement with Raptor Systems, Inc. (NASDAQ: RAPT), was approved by each company's stockholders in meetings held today. In the merger, AXENT(TM) will issue approximately 12.8 million shares its common stock. The combined companies will operate as AXENT Technologies, Inc. and offer customers worldwide AXENT's industry-leading, award-winning OmniGuard(R) suite of enterprise security management solutions with Raptor's highly-regarded, award-winning Eagle(TM) network security products.

The merger of AXENT Technologies and Raptor Systems will create the first true enterprise security vendor that has the foresight, technology and expertise to protect the enterprise, enabling organizations to secure their critical information assets. Combining technology with a balanced distribution model of direct sales and over 500 resellers to achieve broad account penetration, AXENT is well positioned to deliver comprehensive solutions and services to help customers secure increasingly diverse and complex environments.

"AXENT is now positioned as an ideal security partner to help simplify enterprise security as customers demand that security vendors provide the widest range of integrated security solutions for today's multi-platform computing environments," said John Becker, AXENT's president and chief executive officer. "The consummation of the merger accelerates our strategy of being a single source provider of enterprise security solutions by giving AXENT the critical mass, product breadth, and balanced distribution capabilities to be a dominant force in the security marketplace."

The merger agreement, which had been approved by the respective Boards of Directors of each company, was approved by each company's stockholders at meetings held today. The transaction will be accounted for as a pooling of interests. The resulting transaction value is approximately $245 million based upon the closing price of AXENT stock on February 4, 1998. AXENT expects to take a one-time charge in connection with the merger estimated to be approximately $17 million. AXENT's headquarters will remain in Rockville, MD, and Raptor will become a strategic business unit of the company.


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About AXENT(TM)

AXENT Technologies(R) is The SOURCE for Enterprise Security(TM). The award-winning OmniGuard(R) suite of products enables organizations to centrally manage information security. In addition, OmniGuard provides enhanced data confidentiality, access control, user administration, remote access authentication and intrusion detection across the Internet and intranets for UNIX(R), Windows(R) 3.x, Windows NT(R), Windows 95(TM), NetWare(R) and mid-range systems. AXENT simplifies the security equation by helping companies address more aspects of enterprise-wide security than any other vendor. Headquartered in Rockville, MD, AXENT offers the broadest line of security products used by Fortune 1000 companies and governments worldwide to protect information systems in heterogeneous computing environments. Contact AXENT via e-mail at info@axent.com, or visit AXENT's World Wide Web site at http://www.axent.com.

Except for the historical information contained herein, the matters discussed and the statements made in this release concerning AXENT's and Raptor's future prospects are "forward-looking statements" under the Federal securities laws that involve risks and uncertainties. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially, including without limitation, integration risks related to the proposed transaction, risks that the contemplated benefits of the proposed transaction will not be realized, the risk that the proposed transaction will not be consummated and the impact of competitive products and developments, market conditions, general economic conditions, new technologies and industry standards. Important factors which could cause actual results to differ materially are described in reports on Forms S-4 filed by AXENT on December 24, 1997 and Forms 10-Q filed by AXENT with the Securities and Exchange Commission.


                                      ###

AXENT, AXENT Technologies, the AXENT logo, The SOURCE for Enterprise Security, and OmniGuard are trademarks or registered trademarks, in the United States and certain other countries, of AXENT Technologies, Inc. Raptor Systems, the Raptor logo and Eagle are trademarks or registered trademarks, in the United States and certain other countries, of Raptor Systems, Inc. Windows and Windows NT are registered trademarks and Windows 95 is a trademark of Microsoft Corporation; NetWare is a registered trademark of Novell, Inc.; UNIX is a registered trademark licensed exclusively by X/Open Company, Ltd.; and other product names and trademarks are the property of their respective owners.


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